Exhibit No. 5.1

May 30, 2007

Catalyst Paper Corporation
16th Floor
250 Howe Street
Vancouver, B.C.
V6C 3R8

Re:	Registration Statement on Form S-8

Dear Sirs/Mesdames:

We act as British Columbia counsel to Catalyst Paper Corporation (the “Corporation”) and have been asked to render an opinion in connection with the Corporation’s preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.  The Registration Statement relates to an additional 2,000,000 common shares of the Corporation (the “Shares”) which may be issued pursuant to the Corporation’s Stock Option Plan (the “Plan”).

Scope of Review

For the purposes of our opinion, we have reviewed the following:

(a)	a copy of the minutes of a directors meeting held on February 13, 2007;

(b)	a copy of a shareholders resolution passed at a shareholders’ meeting held on March 28, 2007; and

(c)	a copy of the Plan.

Assumptions

In rendering this opinion, we have assumed:

1.	The genuineness of all signatures;

2.	The authenticity and completeness of all documents submitted to us as originals;

3.
The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies or facsimile transmissions have been submitted or received;

4.
The accuracy, completeness and truth of all facts set forth in corporate records or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such; and

5.
The Corporation has received, or prior to the issuance of such Shares will receive, full payment for the Shares in accordance with the Plan and all steps have been, or prior to the issuance of such Shares will have been, taken to record the issuance of the Shares in the shareholders register and deliver the necessary share certificates to, or electronic confirmation of share ownership on behalf of, the registered owners thereof.

Practice Restriction

The opinion expressed herein is limited to the application of the laws of British Columbia and the laws of Canada applicable therein, in effect on the date hereof.

Opinion

Based on and subject to the foregoing, we are of the opinion that, when issued upon exercise of the options granted under the Plan, the Shares will be issued as fully paid and non-assessable shares of the Corporation.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Yours very truly,

/s/ Blake, Cassels & Graydon LLP

Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario